The Alkaline Water Company Inc. Increases the Quorum Requirement for Meeting of Stockholders

SCOTTSDALE, AZ--(October 12, 2018) - The Alkaline Water Company Inc. (TSXV and OTCQB: WTER) announces that on October 11, 2018, its board of directors amended and restated its bylaws to increase the quorum requirement for meetings of its stockholders to stockholders holding at least 33⅓% (previously 10%) of its stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy.

The Alkaline Water Company Inc.
Richard A. Wright
President and CEO
480-320-3570
investors@thealkalinewaterco.com
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